Exhibit k.1
[FORM OF ADMINISTRATION AGREEMENT]
ADMINISTRATION AGREEMENT
     This Agreement (“Agreement”) is made as of April ___, 2007 by and between IRON LEAF CAPITAL CORPORATION a Maryland limited liability company (the “Corporation”), and IRON LEAF ADMINISTRATOR, LLC, a Delaware limited liability company (the “Administrator”).
W I T N E S S E T H:
     WHEREAS, the Corporation is a newly organized closed-end management investment fund that has elected to be treated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and
     WHEREAS, the Corporation desires to retain the Administrator to provide administrative services to the Corporation in the manner and on the terms hereinafter set forth; and
     WHEREAS, the Administrator is willing to provide administrative services to the Corporation on the terms and conditions hereafter set forth;
     NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Corporation and the Administrator hereby agree as follows:
1. Duties of the Administrator
          (a) Employment of Administrator. The Corporation hereby employs the Administrator to act as administrator of the Corporation, and to furnish, or arrange for others to furnish, the administrative services, personnel and facilities described below, subject to review by and the overall control of the Board of Directors of the Corporation, for the period and on the terms and conditions set forth in this Agreement. The Administrator hereby accepts such employment and agrees during such period to render, or arrange for the rendering of, such services and to assume the obligations herein set forth subject to the reimbursement of costs and expenses provided for below. The Administrator and such others shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Corporation in any way or otherwise be deemed agents of the Corporation.
          (b) Services. The Administrator shall perform (or oversee, or arrange for, the performance of) the administrative services necessary for the operation of the Corporation. Without limiting the generality of the foregoing, to the extent the Corporation so requires the Administrator shall provide the Corporation with office facilities, equipment, clerical, bookkeeping and record keeping services at such facilities and such other services as the Administrator, subject to review by the Board of Directors of the Corporation, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Administrator shall also, on behalf of the Corporation, conduct relations with custodians, depositories, transfer agents, dividend disbursing agents, other stockholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable. The Administrator shall make reports to the Board of Directors of the Corporation of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Corporation as it shall determine to be desirable; provided that nothing herein shall be construed to require the Administrator to, and the Administrator shall not, provide any advice or recommendation relating to the securities and other assets that the Corporation should purchase, retain or sell or any other investment advisory services to the Corporation. The Administrator shall be responsible for the financial and other records that the Corporation is required to maintain and shall prepare, print and disseminate reports to stockholders, and reports and other materials filed with the Securities and Exchange Commission (the “SEC”). In addition, the Administrator will assist the Corporation in determining and publishing the Corporation’s net asset value, overseeing the preparation and filing of the Corporation’s tax returns, and generally overseeing the payment of the Corporation’s expenses and the performance of administrative and professional services rendered to the Corporation by others.
2. Records
     The Administrator agrees to maintain and keep all books, accounts and other records of the Corporation that relate to activities performed by the Administrator hereunder and will maintain and keep such books, accounts and records in accordance with the Investment Company Act. In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Administrator agrees that all records which it maintains for the Corporation shall at all times remain the property of the Corporation, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records which it maintains for the Corporation pursuant to Rule 31a-1 under the Investment Company Act will be preserved for the periods prescribed by Rule 31a-2 under the Investment Company Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form. The Administrator shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement.
3. Confidentiality
     The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto, including nonpublic personal information (regulated pursuant to Regulation S-P of the SEC), shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, any authority or legal counsel of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

4. Compensation; Allocation of Costs and Expenses
     In full consideration of the provision of the services of the Administrator, the Corporation shall reimburse the Administrator for the costs and expenses incurred by the Administrator in performing its obligations and providing personnel and facilities hereunder. The Corporation will bear all costs and expenses that are incurred in its operation, administration and transactions and not specifically assumed by the Adviser, pursuant to that certain Investment Advisory Agreement, dated as of April ___, 2007 by and between the Corporation and the Adviser. Costs and expenses to be borne by the Corporation include, but are not limited to, those relating to: organization and offering; calculating the Corporation’s net asset value (including the cost and expenses of any independent valuation firm); expenses incurred by the Adviser payable to third parties, including agents, consultants or other advisors, in monitoring financial and legal affairs for the Corporation and in providing administrative services, monitoring the Corporation’s investments and performing due diligence on its prospective portfolio companies; interest payable on debt, if any, incurred to finance the Corporation’s investments; sales and purchases of the Corporation’s common stock and other securities; investment advisory and management fees; administration fees, if any, payable under this Agreement; fees payable to third parties, including agents, consultants or other advisors, relating to, or associated with, evaluating and making investments; transfer agent and custodial fees; federal and state registration fees; all costs of registration and listing the Corporation’s shares on any securities exchange; federal, state and local taxes; independent Directors’ fees and expenses; costs of preparing and filing reports or other documents required by the SEC; costs of any reports, proxy statements or other notices to stockholders, including printing costs; the fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums; direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs; and all other expenses incurred by the Corporation or the Administrator in connection with administering the Corporation’s business, including payments under this Agreement based upon the Corporation’s allocable portion of the Administrator’s overhead in performing its obligations under the Administration Agreement, including rent and the allocable portion of the cost of the Corporation’s chief compliance officer and chief financial officer and their respective staffs.
5. Limitation of Liability of the Administrator; Indemnification
     The Administrator (and its officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with the Administrator, including without limitation its members, and any person affiliated with its members to the extent they are providing services for or otherwise acting on behalf of the Administrator, Adviser or the Corporation) shall not be liable to the Corporation for any action taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement or otherwise as administrator for the Corporation, and the Corporation shall indemnify, defend and protect the Administrator (and its officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with the Administrator, including without limitation the Adviser, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Corporation or its security holders) arising out of or otherwise based upon the performance of any of the Administrator’s duties or obligations under this Agreement or otherwise as administrator for the Corporation. Notwithstanding the preceding sentence of this Section 5 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Corporation or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of the Administrator’s duties or by reason of the reckless disregard of the Administrator’s duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder).
6. Activities of the Administrator
     The services of the Administrator to the Corporation are not to be deemed to be exclusive, and the Administrator and each of its affiliate is free to render services to others. It is understood that directors, officers, employees and stockholders of the Corporation are or may become interested in the Administrator and its affiliates, as directors, officers, members, managers, employees, partners, stockholders or otherwise, and that the Administrator and Directors, officers, members, managers, employees, partners and stockholders of the Administrator and its affiliates are or may become similarly interested in the Corporation as stockholders or otherwise.
7. Duration and Termination of this Agreement
          (a) This Agreement shall become effective as of the first date above written. This Agreement may be terminated at any time, without the payment of any penalty, upon not more than 60 days’ written notice, by the vote of a majority of the outstanding voting securities of the Corporation or by the vote of the Corporation’s Directors or by the Administrator.
          (b) This Agreement shall continue in effect for two years from the date hereof, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (A) the vote of the Corporation’s Board of Directors, or by the vote of a majority of the outstanding voting securities of the Corporation and (B) the vote of a majority of the Corporation’s Directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act;
          (c) This Agreement may not be assigned by a party without the consent of the other party; provided, however, that the rights and obligations of the Corporation under this Agreement shall not be deemed to be assigned to a newly-formed entity in the event of the merger of the Corporation into, or conveyance of all of the assets of the Corporation to, such newly-formed entity; provided, further, however, that the sole purpose of that merger or conveyance is to effect a mere change in the Corporation’s legal form into another limited liability entity. The provisions of Section 5 of this Agreement shall remain in full force and effect, and the Administrator shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.
8. Amendments of this Agreement
     This Agreement may be amended pursuant to a written instrument by mutual consent of the parties.
9. Governing Law
     This Agreement shall be construed in accordance with the laws of the State of New York and shall be construed in accordance with the applicable provisions of the Investment Company Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.
10. Entire Agreement
     This Agreement contains the entire agreement of the parties and supercedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.
11. Notices
     Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.
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